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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 11-K


[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934 for the fiscal year ended April 30, 2002 or

[_] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 for the transition period from __________ to __________

                        Commission File Number 333-55380

A.   Full title of the plan and address of the plan:

                        KPMG Consulting, Inc. 401(k) Plan
                        c/o Human Resources
                        KPMG Consulting, Inc.
                        1676 International Drive
                        McLean, Virginia  22102

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive offices:

                        KPMG Consulting, Inc.
                        1676 International Drive
                        McLean, Virginia  22102

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                              REQUIRED INFORMATION

Since the KPMG Consulting, Inc. 401(k) Plan (the "Plan") is subject to the Employee Retirement Income Security Act of 1974, the Plan's financial statements for the fiscal year ended April 30, 2002 will be filed on or before October 28, 2002.

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                                    Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed by the undersigned hereunto duly authorized.

                                               KPMG CONSULTING, INC. 401(K) PLAN




Date:  May 24, 2002                            By /s/ Mary E. Sullivan
                                                  -----------------------------
                                                  Mary E. Sullivan
                                                  Chair, KPMG Consulting, Inc.
                                                  401(k) Plan Committee